EXHIBIT 10.1

AMENDMENT NO. 4 TO
CIMAREX ENERGY CO.
2002 STOCK INCENTIVE PLAN

Cimarex Energy Co., a Delaware corporation (the “Company”), established the Cimarex Energy Co. 2002 Stock Incentive Plan (the “Plan”), effective as of October 1, 2002, and amended the Plan, effective as of March 3, 2003, March 10, 2005 and June 6, 2005. The Company wishes to amend the Plan as provided below.

1.                                       Section 6.2(ii) shall be amended to add a net share exercise as a form of permitted payment and to revise the broker-assisted requirements, to read in its entirety as follows:

(ii)                                  Form of Payment.  The exercise price of an Option may be paid (1) in cash or by check, bank draft or money order payable to the order of the Company; (2) by delivering shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the exercise price, but only to the extent such exercise of an Option would not result in an accounting compensation charge with respect to the shares used to pay the exercise price unless otherwise determined by the Committee; (3) payment through a transaction involving a licensed broker or dealer (acceptable to the Company) acting on behalf of the Option Holder to sell shares and deliver all or a part of the sales proceeds to the Company in payment of the Option Price and required tax withholding, subject to such additional requirements determined by the Committee (or its designee); (4) payment of the exercise price and required tax withholding with shares of Common Stock acquired pursuant to the exercise (the Common Stock being valued at fair market value on the date of exercise); (5) a combination of the foregoing; or (6) any other method adopted by the Company and approved by the Committee.

2.                                       Section 6.2(iii) shall be amended to delete specific procedures for broker-assisted transactions by deleting the following sentence in its entirety:

“If the Option Price is paid by means of a broker’s transaction described in subsection 6.2(ii), in whole or in part, the closing of the purchase of the Common Stock under the Option shall take place (and the Option shall be treated as exercised) on the date on which, and only if, the sale of Common Stock upon which the broker’s transaction was based has been closed and settled, unless the Participant makes an irrevocable written election, at the time of exercise of the Option, to have the exercise treated as fully effective for all purposes upon receipt of the exercise price by the Company regardless of whether or not the sale of the Common Stock by the broker is closed and settled.”

This Amendment is dated July 11, 2008 and applies to all option awards granted under the Plan.

CIMAREX ENERGY CO.

By:	/s/ F. H. Merelli
F. H. Merelli
Chief Executive Officer and President